UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 23, 2011

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 10, 2011, the Board of Directors of Arbitron Inc. (the "Company") appointed Sean R. Creamer, as Executive Vice President, Chief Operating Officer. In connection with this promotion, on August 23, 2011, the Compensation and Human Resources Committee of the Board of Directors (the "Compensation Committee") increased Mr. Creamer’s annual base salary to $500,000, and Mr. Creamer will be eligible to receive an annual incentive bonus equal to 70% of his annual base salary upon meeting applicable performance criteria set by the Compensation Committee. For performance exceeding such applicable performance criteria, the annual incentive bonus may be increased up to a maximum of 140% of annual base salary, at the sole discretion of the Compensation Committee. The increase in annual base salary and annual incentive bonus eligibility will be prorated for 2011. The Compensation Committee also granted Mr. Creamer 66,418 stock options with respect to the Company’s common stock, par value $0.50, which stock options will vest and become exercisable in three equal annual installments on the first, second, and third anniversary of the date of grant.

The stock option award was made pursuant to the Company’s standard 2008 Equity Compensation Plan Non-Statutory Stock Option Agreement, provided, however that if Mr. Creamer’s employment terminates as a result of his Retirement (as defined in the Stock Option Agreement), the option will continue to vest and will remain exercisable for its full 10 year term. Mr. Creamer is not currently Retirement eligible. The form of Option Agreement will be filed with the Company’s Form 10-Q for the quarterly period ended September 30, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

August 25, 2011	By:	Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President, Business Development and Strategy & Chief Legal Officer